EXHIBIT 99.5

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E April 17, 2006	For additional information: Raj Agrawal Treasurer Vice President, Investor Relations (651) 787-1068
DELUXE NAMES LEE SCHRAM NEW CHIEF EXECUTIVE OFFICER	Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

St. Paul, Minn.— Deluxe Corporation (NYSE: DLX) announced today that Lee Schram, 44, has been named chief executive officer (CEO), succeeding Ronald E. Eilers, who has been serving in an interim capacity since November 2005. Lee is expected to assume his position by May 1. He joins Deluxe from NCR Corporation (NYSE: NCR), a leading global technology company based in Dayton, Ohio, where he is currently a senior vice president, and responsible for its $1.3 billion Retail Solutions Division, including services.

“The board feels that it has been very fortunate in finding a CEO with Lee’s leadership abilities, experience, and values,” said Stephen Nachtsheim, chairman of Deluxe’s board. “From the very beginning of our search, we stated our commitment to finding an individual who could lead the Company’s growth strategies, manage the mature portions of the business, continue to look for new business opportunities, and fit with Deluxe’s values and culture. We believe Lee is the best person to drive Deluxe to excel in those areas.”

Deluxe’s strategy of delivering products and services to help small businesses and financial institutions succeed was solidified two years ago when Deluxe acquired New England Business Service, Inc. (NEBS). This strategy is designed to generate growth at Deluxe, as its core check product of more than 90 years continues to mature. Nachtsheim added, “While at NCR, Lee demonstrated his ability to transform a mature business beyond its core products, and we believe he is the perfect change agent to do the same for Deluxe.”

Schram has a proven transformational track record, having led two businesses requiring strong operational excellence, and by expanding core businesses into new growth solutions and markets. He was an industry technology representative called to testify before the House Finance Sub-Committee in support of the pending Check 21 legislation. In his most recent position, Schram completed several acquisitions that extended the core retail store automation business into exciting growth opportunities in new self-service segments and Radio Frequency Identification (RFID).

Schram said, “I am looking forward to leading a company with Deluxe’s reputation and long history. I deeply respect all that Deluxe has accomplished as an industry leader and important community partner in the Twin Cities, as well as the strong foundation created by its dedicated employees. I am confident that I will be able to draw from my NCR experience enhancing customer relationships, managing maturing businesses, and identifying new growth opportunities as we move Deluxe into the future.”

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Schram has 22 years of experience with NCR, having held a variety of positions of increasing responsibility, including general manager of its Payment and Imaging Division, and his most recent role as leader of the Retail Solutions Division. He has a Bachelor of Science degree in finance and accounting from Miami (Ohio) University and a Master of Business Administration degree from the University of Dayton. Schram, his wife, and two children will relocate to the Twin Cities area.

“I want to thank Ron Eilers for stepping in as interim CEO last November,” said Nachtsheim. “Ron’s flexibility has allowed us to take the time we needed to find just the right leader for Deluxe. He has graciously agreed to remain at Deluxe as long as necessary to assure a smooth transition.”

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.